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                                                                    EXHIBIT 99.1

[PERRIGO LOGO]

FOR IMMEDIATE RELEASE
Ernest J. Schenk, Manager, Investor Relations and Communication
                  (269) 673-9212
E-mail: eschenk@perrigo.com


                      PERRIGO COMPANY ANNOUNCES JUDY BROWN
                              ASSUMES CFO POSITION


     ALLEGAN, Mich. -- July 6, 2006 - The Perrigo Company (Nasdaq: PRGO; TASE) today announced that Judy L. Brown has assumed the role of Executive Vice President, Chief Financial Officer and Chief Accounting Officer effective July 1, 2006. She succeeds Douglas R. Schrank, who retired June 30.

     Formerly Senior Vice President and Corporate Controller, Brown, who joined Perrigo in September 2004, has overseen the various departments within finance, including Investor Relations, Treasury and Tax. She also helped lead the Company through the acquisition of Agis Industries, Ltd. and its subsequent integration.

     "We feel very fortunate to have Judy on our executive team," said David T. Gibbons, Perrigo Chairman, President and Chief Executive Officer. "She brings a unique combination of strong financial experience and global business acumen. She will certainly continue Perrigo's focus on enhancing shareholder value and driving growth."

     A certified public accountant, Brown served in various management roles at Whirlpool Corporation for six years, where her responsibilities ranged from finance to operations at both the European and US corporate headquarters. Prior to Whirlpool, she worked for nearly nine years at Ernst & Young in both their US and German practices. Fluent in several languages, Brown holds an MBA from the University of Chicago and a Bachelor of Science in Accountancy from the University of Illinois at Urbana-Champaign.

     The Perrigo Company is a leading global healthcare supplier and the world's largest manufacturer of over-the-counter (OTC) pharmaceutical and nutritional products for the store brand market. Store brand products are sold by food, drug, mass merchandise, dollar store and club store retailers under their own labels. The Company also develops, manufactures and markets prescription generic drugs, active pharmaceutical ingredients and consumer products, and operates manufacturing facilities in the United States, Israel, United Kingdom, Mexico, Germany and China.

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Visit Perrigo on the Internet (http://www.perrigo.com).

     Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on pages 33 - 41 of the Company's Form 10-K for the year ended June 25, 2005, as well as the Company's subsequent filings with the Securities and Exchange Commission, for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.